Exhibit 99.1

News
For Immediate Release

Memorial Production Partners LP Announces First Quarter 2013 Results, Updated

Commodity Hedge Positions and Updated 2013 Guidance

HOUSTON, TEXAS, May 8, 2013—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three months ended March 31, 2013. In addition, MEMP provided an update of its commodity hedge positions presented in the Hedge Summary Table below along with updated 2013 guidance.

Key First Quarter 2013 Highlights:

■	Average daily production increased 13% to 92.9 MMcfe for the first quarter 2013, compared to 82.4 MMcfe for the first quarter 2012(1).

■	Adjusted EBITDA(2) was $30.0 million for the first quarter 2013, compared to $31.9 million for the first quarter 2012.

■

First quarter cash distribution of $0.5125 per unit, or $2.05 per unit on an annualized basis, represents a 7.9% increase over the annualized minimum quarterly distribution of $1.90 per unit, providing a distribution coverage ratio of 0.82x.

■	Completed sixth acquisition since IPO for $200 million, which added approximately 162 Bcfe of net proved reserves.

■	Closed a public offering of 9,975,000 common units at $18.35 per unit for net proceeds of approximately $172.6 million.

■

Increased borrowing base to $580.0 million from $460.0 million under its $1.0 billion revolving credit facility. Upon MEMP’s issuance of $300 million of senior unsecured notes in April, the borrowing base was automatically decreased to $505.0 million.

■

Strengthened commodity hedge portfolio, with 92% of current expected natural gas production hedged through year-end 2013 and approximately 82% hedged in 2014 and 2015 (75% hedged through 2018) and 79% of crude oil production hedged through year-end 2013 and approximately 81% hedged in 2014 and 2015 (72% hedged through 2018).

“We had an active quarter although our results were impacted by the previously announced temporary downtime on our California assets for maintenance and inspection services. Given our high quality assets, we expect to steadily increase our distribution coverage throughout the year,” said John Weinzierl, Chairman, President and Chief Executive Officer of Memorial Production Partners GP LLC, the general partner of MEMP. “We completed a $200 million drop down acquisition from our sponsor, Memorial Resource Development LLC, raised approximately $173 million in net proceeds from an equity offering and announced our fourth distribution increase since our IPO in December 2011. In April, we completed our first bond offering, with $300 million in senior unsecured notes issued through a private placement. As a result of these capital market transactions, we have significantly strengthened our balance sheet. As we look forward to the rest of the year, we are very excited about both the potential to continue to make accretive acquisitions as well as our ability to deliver strong results operationally and ultimately deliver superior returns to our unitholders,” Weinzierl added.

Review of First Quarter 2013(1)

■

Average daily production increased 13% to 92.9 MMcfe for the first quarter of 2013, compared to 82.4 MMcfe for the first quarter of 2012. The increase was primarily attributable to third party acquisitions that closed in May and September 2012 and were not included in first quarter 2012 results, partially offset by temporary downtime on MEMP’s California assets for 26 days in January to allow for maintenance and inspection services.

■

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $44.0 million in the first quarter of 2013, compared to $43.3 million in the first quarter of 2012. On a Mcfe basis, crude oil, natural gas and NGLs represented 13%, 68% and 19%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 42%, 38% and 20%, respectively, of total oil and natural gas revenues.

■	Average realized prices, excluding commodity derivatives settlements:

Three Months Ended March 31,	1Q 2013	1Q 2012	% Increase/(Decrease)
Oil (per Bbl)	$ 104.94	$ 108.17	(3)
Natural gas (per Mcf)	$ 2.95	$ 2.78	6
NGL (per Bbl)	$ 32.74	$ 51.98	(37)

Total per (Mcfe)	$ 5.27	$ 5.77	(9)

■	Averaged realized prices, including commodity derivatives settlements, were $5.95 per Mcfe in the first quarter of 2013, compared to $6.92 per Mcfe in the first quarter of 2012.

■

Adjusted EBITDA was $30.0 million for the first quarter of 2013, compared to $31.9 million for the first quarter of 2012. The decrease was due to temporary downtime on MEMP’s California assets for 26 days in January to allow for maintenance and inspection services, which was offset by increased production volumes from MEMP’s third party acquisitions.

■

Distributable cash flow(2) for the first quarter of 2013 was $18.6 million, or $0.53 per weighted-average unit, providing a coverage ratio of 0.82x. The lower DCF coverage was due to temporary downtime on MEMP’s California assets for 26 days in January to allow for maintenance and inspection services.

■	Total lease operating expenses were $1.57 per Mcfe in the first quarter of 2013, compared to $1.74 per Mcfe in the first quarter of 2012.

■

General and administrative expenses (“G&A”) were $4.8 million, or $0.57 per Mcfe, for the first quarter of 2013 compared to $4.4 million, or $0.58 per Mcfe, for the first quarter of 2012. The $4.8 million included $0.4 million and $0.2 million, respectively, of non-cash unit-based compensation expense and acquisition related costs.

■

Cash settlements received on commodity derivatives during the first quarter of 2013 were $5.7 million, or $0.68 per Mcfe, compared to $8.6 million received during the first quarter of 2012, with the decrease attributable to higher market prices for natural gas contributing to lower hedge settlements. Total hedged production in the first quarter of 2013 was 6.9 Bcfe or 82% of first quarter production of 8.4 Bcfe, at an average hedge price of $6.96 per Mcfe. MEMP reported an unrealized loss of $16.4 million on its commodity derivatives portfolio in the first quarter of 2013 compared to an unrealized gain of $14.5 million in the first quarter of 2012.

■

Net interest expense was $5.0 million during the first quarter of 2013 including $0.5 million of unrealized gains on interest rate swaps and $2.0 million of non-cash amortization and write-offs of deferred financing fees.

■	Total capital expenditures for the first quarter of 2013 were $22.1 million. Total maintenance capital expenditures for the first quarter were $7.8 million.

Acquisitions Update

During the three months ended March 31, 2013, MEMP acquired certain oil and natural gas producing properties in East Texas and North Louisiana from Memorial Resource Development LLC for approximately $200.0 million. Acquisition highlights include:

■	December 2012 average daily production of approximately 21 MMcfe (66% natural gas and 34% liquids);

■	Third-party estimated proved reserves of approximately 162 Bcfe at the time of acquisition;

■	Proved reserve to production ratio of 21 years; and

■	High operating margins and moderate capital expenditure requirements.

Hedging Update

Consistent with its hedging policy, MEMP strengthened its overall hedge program and executed additional hedges on a portion of its expected oil and natural gas volumes through 2018. MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from April 1, 2013 through December 2018, consisting of swaps and collars. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility.

The following table reflects the volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. Targeted average net production estimate represents the production required to reach the lower boundary of the annual production range in MEMP’s 2013 updated full year guidance.

Hedge Summary Table

		Year Ending December 31,
	2013	2014	2015	2016	2017	2018
Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.55	$4.48	$4.42	$4.51	$4.33	$4.67
Percent of target production hedged	92%	87%	77%	71%	65%	61%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$103.09	$98.09	$95.65	$93.31	$90.99	$90.66
Percent of target production hedged	79%	84%	78%	71%	66%	54%

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$41.37	$42.00	–	–	–	–
Percent of target production hedged	67%	56%	–	–	–	–

Wtd Avg Fixed/Floor Price Per Mcfe	$6.72	$6.73	$6.64	$6.63	$6.44	$6.46
Percent of Target Production Hedged	85%	80%	62%	57%	52%	48%

As of May 1, 2013, MEMP has entered into the following interest rate derivative hedging transactions as it relates to its $118 million debt outstanding under its revolving credit facility which currently has a $505 million borrowing base:

■

MEMP has hedged $110 million, or 93%, of its variable rate exposure on its $118.0 million debt outstanding under its revolving credit facility as of May 1, 2013 extending through October 2013 at a weighted average fixed annual LIBOR rate of 1.15%;

■	MEMP has hedges of $265 million of variable rate notional amounts from November 2013 through April 2014 at a weighted average fixed annual LIBOR rate of 1.31%;

■	MEMP has hedges of $225 million of variable rate notional amounts from May 2014 through October 2014 at a weighted average fixed annual LIBOR rate of 1.34%; and

■	MEMP has hedges of $150 million of variable rate notional amounts from November 2014 through December 2016 at a weighted average fixed annual LIBOR rate of 1.19%.

Additional information regarding MEMP’s hedging summary can be found on its website, www.memorialpp.com, under the Investor Relations section.

Updated 2013 Guidance

The updated 2013 guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s updated 2013 guidance is based on assumptions of capital expenditure levels, the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products and also reflects the impact of forecasted growth capital spending. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full Year 2013 Guidance

Annual Production (Bcfe)	37– 39

Adjusted EBITDA ($MM)(2)	$154 – $158

Distributable Cash Flow ($MM)(2)	$92 – $96

DCF Coverage	1.0x – 1.1x

Maintenance Capex ($MM)	$37

Growth Capex ($MM)	$40 – $50

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

Financial Update

MEMP amended and restated its revolving $1.0 billion multi-year credit facility in March 2013. In connection with the amendment, MEMP received an increase in its borrowing base to $580.0 million from $460.0 million, increased the number of lenders from 11 to 17 and extended the maturity to March 2018. Total debt outstanding as of March 31, 2013 was $408.0 million. As of March 31, 2013, MEMP’s liquidity of $180.3 million consisted of $8.3 million of available cash and $172.0 million of available borrowing capacity. On April 17, 2013, MEMP completed a private placement of $300.0 million aggregate principal amount of 7.625% senior unsecured notes due 2021 at an offering price of 98.521%, resulting in aggregate net proceeds of $289.6 million. Proceeds from this offering were used to pay down a portion of MEMP’s revolving credit facility. As a result of the senior notes offering, MEMP’s borrowing base was automatically reduced to $505.0 million pursuant to the terms of its credit agreement. On May 1, 2013, MEMP had approximately $387.0 million of availability under its revolving credit facility, which management believes will provide the financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

First Quarter 2013 Cash Distribution

As announced on April 19, 2013, the board of directors of MEMP’s general partner declared a cash distribution of $0.5125 per unit for the first quarter of 2013. This distribution represents an annualized rate of $2.05 per unit. The distribution will be paid on May 13, 2013 to unitholders of record as of the close of business on May 1, 2013.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which will be filed with the SEC on or before May 10, 2013.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least 15 minutes before the call begins and providing the passcode 32357528. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 32357528.

(1) In accordance with U.S. GAAP, acquisitions from certain affiliates of MEMP, including Memorial Resource Development LLC and certain funds controlled by Natural Gas Partners, are considered transactions between entities under common control; therefore, the comparison of results for the first quarter of 2013 and first quarter of 2012, along with the financial statements below and the financial statements to be filed in MEMP’s Quarterly Report on Form 10-Q are presented as if MEMP had owned the assets for all periods presented on a combined basis.

(2) Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

About Memorial Production Partners LP

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas, East Texas/North Louisiana and California and consist of mature, legacy oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; net operating cash flow from acquisitions and divestitures, effective date through closing date; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) MEMP’s operating performance as compared to that of other companies and partnerships in MEMP’s industry without regard to financing methods, capital structure or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Management also uses Adjusted EBITDA to evaluate actual cash flow available to pay distributions to MEMP’s unitholders, develop existing reserves or acquire additional oil and natural gas properties. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow.   MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio.

Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP
Selected Financial Data – Unaudited
Statement of Operations Data	Three Months Ended
(In thousands, except per unit data)	March 31,

	2013	2012

Revenues:
Oil & natural gas sales	$44,035	$43,289
Pipeline tariff income	305	334
Other income	--	110

Total revenues	$44,340	$43,733

Costs and expenses:
Lease operating	13,098	13,085
Pipeline operating	470	734
Exploration costs	95	--
Production and ad valorem taxes	2,287	2,481
Depreciation, depletion, and amortization	13,155	11,130
General and administrative	4,787	4,376
Accretion of asset retirement obligations	998	943
Realized gain on commodity derivative instruments	(5,694)	(8,628)
Unrealized loss (gain) on commodity derivative instruments	16,356	(14,532)
Other, net	--	125

Total costs and expenses	45,552	9,714

Operating income	(1,212)	34,019
Other income (expense):
Interest expense, net	(5,033)	(2,509)
Amortization of investment premium	--	(121)

Total other income (expense)	(5,033)	(2,630)

Income (loss) before income taxes	(6,245)	31,389
Income tax benefit	--	(183)

Net income	(6,245)	31,206
Net income (loss) attributable to previous owners	(1,219)	10,403
Net income (loss) attributable to noncontrolling interest	(4)	(91)

Net income attributable to partners	$(5,022)	$20,894

Allocation of net income attributable to partners:
Limited partners	$(5,017)	$20,873

General partner	$(5)	$21

Earnings per unit:
Basic and diluted earnings per limited partner unit	$(0.14)	$0.94

Cash distribution declared per unit	$0.5125	$0.4800

Weighted average number of limited partner units outstanding	35,054	22,185

Oil and natural gas revenue:
Oil sales	$18,424	$21,121
NGL sales	8,857	6,699
Natural gas sales	16,754	15,469

Total oil and natural gas revenue	$44,035	$43,289

Production volumes:
Oil (MBbls)	176	195
NGLs (MBbls)	270	129
Natural gas (MMcf)	5,686	5,555

Total (MMcfe)	8,363	7,500

Average net production (MMcfe/d)	92.9	82.4

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$104.94	$108.17
NGL (per Bbl)	$32.74	$51.98
Natural gas (per Mcf)	$2.95	$2.78

Total per (Mcfe)	$5.27	$5.77

Average unit costs per Mcfe:
Lease operating expense	$1.57	$1.74
Production and ad valorem taxes	$0.27	$0.33
General and administrative expenses	$0.57	$0.58
Depletion, depreciation, and amortization	$1.57	$1.48

Selected Financial Data – Unaudited
Balance Sheet Data
(In thousands)
	March 31, 2013	December 31, 2012

Balance Sheet Data:
Total current assets	$43,775	$60,133
Oil and natural gas properties, net	871,340	862,368
Total assets	997,601	1,006,190
Total current liabilities	28,540	20,962
Long-term debt	408,000	460,300
Total liabilities	524,431	571,226
Total partners’ equity	467,913	429,703
Total non-controlling interest	5,257	5,261

Memorial Production Partners LP
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA	Three Months Ended		Twelve Months Ended	Twelve Months Ended
(In thousands)	March 31,		March 31,	December 31,

	2013	2012	2013	2012

Calculation of Adjusted EBITDA:
Net income	$(6,245)	$31,206	$834	$38,285
Interest expense, net	5,033	2,509	17,567	15,043
Amortization of investment premium	--	121	73	194
Exploration costs	95	--	649	554
Income tax expense	--	183	102	285
Impairment of proved oil and gas properties	--	--	--	--
Depreciation, depletion and amortization	13,155	11,130	51,415	49,390
Accretion of asset retirement obligations	998	943	3,810	3,755
Unrealized (gains) losses on commodity derivative instruments	16,356	(14,532)	51,499	20,611
Acquisition related expenses	215	113	3,392	3,290
Unit-based compensation expense	422	248	1,597	1,423
Gain on sale of properties	--	--	(426)	(426)
Net operating cash flows from acquisitions, effective date through closing date	--	--	5,808	5,808

Adjusted EBITDA	$30,029	$31,921	$136,320	$138,212

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$28,145	$31,722	$114,323	$117,900
Changes in working capital	(1,880)	(1,797)	(91)	(8)
Interest expense, net	5,033	2,509	17,567	15,043
Unrealized (loss) gain on interest rate swaps	538	(349)	(2,311)	(3,198)
Amortization of deferred financing fees	(2,022)	(277)	(3,171)	(1,426)
Exploration costs recorded as operating activities	--	--	518	518
Acquisition related expenses	215	113	3,392	3,290
Current income tax expense (benefit)	--	--	285	285
Net operating cash flows from acquisitions, effective date through closing date	--	--	5,808	5,808

Adjusted EBITDA	$30,029	$31,921	$136,320	$138,212

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow	Three Months Ended		Twelve Months Ended	Twelve Months Ended
(In thousands)	March 31,		March 31,	December 31,

	2013	2012	2013	2012

Calculation of Adjusted EBITDA:
Net income (loss)	$(6,245)	$31,206	$834	$38,285
Interest expense, net	5,033	2,509	17,567	15,043
Amortization of investment premium	--	121	73	194
Exploration costs	95	--	649	554
Income tax expense	--	183	102	285
Impairment of proved oil and gas properties	--	--	--	--
Depreciation, depletion and amortization	13,155	11,130	51,415	49,390
Accretion of asset retirement obligations	998	943	3,810	3,755
Unrealized (gains) losses on commodity derivative instruments	16,356	(14,532)	51,499	20,611
Acquisition related expenses	215	113	3,392	3,290
Unit-based compensation expense	422	248	1,597	1,423
Gain on sale of properties	--	--	(426)	(426)
Net operating cash flows from acquisitions, effective date through closing date	--	--	5,808	5,808

Adjusted EBITDA	30,029	31,921	136,320	138,212
Less: Cash interest expense	3,674	957	9,065	6,348
Less: Estimated Maintenance Capital Expenditures	7,788	2,288	20,249	14,749
Less: Adjusted EBITDA prior to effective date	--	17,700	35,900	53,600

Distributable cash flow	$18,567	$10,976	$71,106	$63,515

Cash distribution	$22,607	$10,668	$61,791	$49,851

Distribution coverage ratio	0.82x	1.03x	1.15x	1.27x

2013 Adjusted EBITDA Guidance Reconciliation Table

Memorial Production Partners LP
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
2013 Adjusted EBITDA Guidance
(In millions)	Low	High
	For Year Ended	For Year Ended
	December 31, 2013	December 31, 2013

Calculation of Adjusted EBITDA:
Net income	$71	$75
Interest expense	24	24
Net operating cash flow from acquisitions, effective date through closing date	-	-
Depletion, depreciation, and amortization	59	59

Adjusted EBITDA	$154	$158

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$130	$134
Changes in working capital	-	-
Net operating cash flow from acquisitions, effective date through closing date	-	-
Interest expense	24	24

Adjusted EBITDA	$154	$158

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com